DENTSPLY INTERNATIONAL, INCORPORATED

                      Moderator: Gary Kunkle
                         January 27, 2005
                            7:30 am CT


Operator:    Good morning.  My name is (Latoya) and I will be your
             conference facilitator today. At this time I would like to welcome everyone to Dentsply's Fourth Quarter
             2004 Earnings conference call.

             All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone key pad. If you would like to withdraw your question press the pound key.

             Thank you. At this time I would like to turn the conference over to Gary Kunkle, Vice Chairman and Chief Executive Officer. You may begin sir.

Gary Kunkle: Thank you (Latoya).  Good morning and thank you all for joining the Dentsply International Fourth Quarter 2004 conference call. My name is Gary Kunkle and I am the Vice Chairman and Chief Executive Officer.


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             Also with me today are Tom Whiting, our President and
             Chief Operating Officer; Bill Jellison, Senior Vice President and Chief Financial Officer; and Bret Wise, Executive Vice President, who is joining us for this quarter as we transition the CFO responsibilities from Bret to Bill.

             I'll begin today's call with some comments regarding our fourth quarter and the full year results. Also some additional comments to update you on the many activities that are taking place in our business. And then I'll conclude with some remarks regarding our outlook for 2005.

             Bill will then go through a more detailed review of the P&L and the balance sheet. And finally we'll all be pleased to answer any questions that you may have.

             Before we begin it's important to note that this conference call may include forward-looking statements involving risks and uncertainties. These should be considered in conjunction with the risk factors and uncertainties described in the company's most recent annual report on Form 10-K and its subsequent to periodic reports on Form 10-Q filed with the Securities and Exchange Commission.

             This conference, in its entirety, will be part of an 8-K filing and will be available on our website. We released our announcement for fourth quarter results after the market closed yesterday and I'm very pleased to report excellent earnings for both the quarter and the full year.


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             Our reported sales for the fourth quarter were $465.5
             million. This represented an increase of 8.5% compared to the fourth quarter of 2003. If you exclude the precious metal content the increase was 9% for the quarter.

             The 9% gain for the quarter broke out as follows.
             Base business was 4.3% and exchange was 4.7%. There was no impact from acquisitions.

             The geographic base business -- again ex-precious metals -- was as follows. The United States grew
             5.2%, Europe 3.2%, Asia 5%, Latin America 2.4%, and the balance of the world grew at 4.5%.

             Looking at the United States, as I had mentioned earlier, the internal growth for the United States was 5.2%. We're very pleased to see this improvement following a low third quarter.

             The fourth quarter performance in the United States was led by very strong double digit growth in both orthodontics and implants. Consumables that are sold to the dental offices were also strong with a growth of 6%. And this was offset by a lower growth in lab and a negative growth in anesthetics.


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             Moving to Europe, Europe finished the fourth quarter
             with an internal growth of 3.2% which was really higher than we anticipated. As you may recall from the third quarter conference call each state in Germany establishes a budget for dental reimbursement for the year. If that budget is exhausted during the calendar year, the reimbursement to the dentist drops by 50% to 60% for any submission that's made during the balance of the budgeted period. While this is not historically been a problem, several states began running over budget in the third quarter and thus, began reducing dental reimbursement to dentists in their respective states. Such a reduction obviously encourages dentists to postpone certain procedures until the budget is reinstated and they can receive the full reimbursement. In this particular case that would be 2005. While this problem wasn't prevalent in all states it was the case in many of the major states. And of course, with Germany representing 50% to 55% of our European business it has a significant influence on our overall European results.

             We also announced in the third quarter call that Germany has finalized its dental reimbursement for 2005. Effective January 1 of this year, fixed reimbursement for prosthetic work will replace the percentage pay formula. And in making this change a patient will now be able to apply the reimbursement towards any prosthetic procedure. And that includes all ceramic bridges and implants areas that did not receive any reimbursements under the percentage reimbursement scheme.


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             Later this year, on July 1, prosthetic work will be
             reimbursed under a separate insurance program. This program will be funded by a mandatory salary deduction of .4% of salary and will be designated for prosthetic work only. Also, while each state will continue to forecast their reimbursement expenditures for planning purposes, there will be no budget that functions as it did in 2004 and earlier. In other words there will be no time in which the reimbursement will drop as a result of reaching certain spending levels. We certainly view this change as very positive by providing reimbursement for several of our products that were not covered under the prior plan such as Cercon based products and dental implants.

             With that as a background the higher than anticipated growth during the fourth quarter was driven by patients who needed prosthetic work and who really didn't clearly understand the 2005 changes, thus they were demanding it be done in 2004 prior to the implementation of the new program.

             Consequently under this kind of pressure from patients, the government agencies reluctantly began approving such requests, late in November of last year, even if the particular state was over budget. Thus this resulted in a higher than expected growth.


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             A few other points you should keep in mind as you
             look at the first half of 2005 in Europe; first of all while we are certainly encouraged by the 2005 changes in reimbursement and what it may mean for our business, the fact of the matter is people and organizations are really ill-prepared for this immediate implementation. Dentists and laboratories are not properly educated on how to complete the procedure approval forms. There's inadequate software to process the claims under the new program and on and on. These are just start-up costs caused by the shortness between the announcement of this program and its implementation.

             And these are just start up issues and don't reduce the amount of procedures over time, but they will definitely postpone them. So while it's expected that there will be issues regarding the implementation of the new reimbursement plan that will affect the first quarter, we expect that they will be resolved in the first half of the year and any negative impact in the first quarter will be equally offset with the positive benefits in the second quarter.

             Also as many of you I'm sure know the international dental society meeting is held every other year in Germany. This is the largest dental meeting in the world and has a considerable impact on which quarter -- the first or the second -- that sales are made during the first half of the year in Europe. Of course, then in the off-year, like last year 2004, you have the opposite effect on growth which is really due to the unusual comparisons created by the show the prior year.

             An example of this was 2004, where there was no show and our growth for the first half of the year was 5.2% but the growth broke down as follows. The first quarter was 10.4% and the second quarter was 2.5%.

             Again just to reiterate that none of these issues should impact the first half of the year in Europe, but will only potentially cause the first quarter to experience lower growth with the second quarter being more robust.

             Moving to Asia, Asia continues to experience positive growth of 11.7% for the full year. It was 5% for the fourth quarter. This quarter was really somewhat less primarily due to comparisons as the fourth quarter 2003 was the first quarter that year with positive results following the impact of the SARS crises.

             Growth for the year was led by strong performances in China, Taiwan, Korea, and India. Latin America continues to have a volatile economy, but we did experience a positive growth for the quarter of 2.4%. This was generated by strong performances in Brazil and also Argentina offset by a lower performance in Mexico.

             As I had stated before, the balance of the world grew 4.5% and this was led by strong performances in both
             Australia and Canada.

             A couple of other points of interest, our new pharmaceutical plant in Chicago is at this point completed and is prepared to provide commercial products to the U.K., Ireland, Australia, and New Zealand. The MHRA, which is really the regulatory authority for those countries, inspected the facility in November of 2004 and we are currently awaiting their approval. We really anticipated shipping to these countries beginning in late 2004. Since this now will obviously take place in 2005, most of the start up costs will now be incurred in 2005 due to the short delay. These startup costs are reflected in our outlook for 2005, which I'll review with you in my closing remarks. We also anticipate formal submission for the U.S. and Canada this quarter. We're very pleased with the progress in bringing this facility up to this point and we look forward to receiving the appropriate approvals to commercialize it.

             As we've previously announced, Oraqix, our new non-injectible anesthetic for scaling and root planing was launched in November of 2004. Orders since that time have exceeded $1 million with the majority of the shipments for those orders coming in January of this year. We are already receiving reorders from the early users and have been getting very positive feedback.

             Oraqix was introduced in Sweden in December. It has received product approval in Denmark, Iceland, and Germany, and is awaiting labeling approval in those countries. We're also anticipating approval soon in the U.K. and France and fully expect that all of the European countries named will be commercialized and will commence their introduction of Oraqix by June of this year. We continue to be very excited about this product and its potential success.

             Some comments on other new products - in addition to launching Oraqix in the fourth quarter, we launched several new products, but there is one other product, with exceptional growth potential, I would like to discuss. That is BioPure. It's an irrigant that is used to disinfect the tooth canal as well as remove the smear layer that's created in a root canal procedure. We expect that there's going to be significant interest in this product and we're really looking forward to seeing its growth as acceptance is broadened to new users.

             This year, we expect to launch over 20 new products. Several line extensions will be introduced in the first quarter. But, in addition to those, there will be two very new and exciting products for orthodontics. Of course, at this point, since we haven't launched them, I don't want to give competition too much advance notice. So we'll talk more specifically about these products on the next call, following their market introduction.

             We also announced that we have acquired the rights to a unique compound called SATIF that we acquired from Sanofi-Aventis. While this is a technology that has potential applications for several products in dentistry, at this time it's not a product. But, we do believe it can provide enhancements to future products with such benefits as greater protection against enamel carries, the ability to desensitize exposed dentin, the ability to retard, or to inhibit the formation of staining on the enamel. And that's just to name a few.

             We're very excited about this technology and we look forward to telling you more as these products are commercialized.

             We continue to be very active in pursuing specific acquisition targets. As we have mentioned previously these targets are focused on share expansion, geographic expansion, and technology.

             Acquisition remains a key part of the our growth strategy and as we look forward to informing you as these activities materialize into something more formal. We have had success in acquiring technologies and we'll continue pursuing acquisitions that will expand our share in our markets.

             Just some comments about the outlook for the full year of 2005. As we have said before the dental market worldwide excluding large equipment grows between 4% and 5% per year or an average of 4.5%. We expect our growth in 2005 to be between 5% and 6%. That excludes currency and, of course, acquisitions. We also expect our earnings to grow between 10% and 12%.
             Given that we're comfortable with a range of $2.59 to $2.63 per diluted share. This range doesn't include any change required in 2005 for the expensing of stock options.

             So in conclusion, we're very pleased with our results in 2004 and we're very excited about the prospects of another successful year in 2005. And that concludes my remarks so I will now turn the call over to Bill Jellison.

Bill Jellison:  Thanks Gary.  Good morning everyone.  As Gary mentioned net sales for the fourth quarter of 2004 grew by 8.5% in total and 9% excluding precious metals. Net sales for the full year were $1.69 billion an increase of 8.1% over last year. While sales ex-pm were $1.48 billion, an increase 8.6% for the year. The sales increase for both the quarter and the year included a 4.7% increase from foreign exchange translation. The 2004 mix of sales by geography included the U.S. at 43.1% of sales ex-pm, compared to 45.2% in the prior year. Europe represented 38.1% of sales this year compared to 36.3% in the prior year, and the rest of the world was 18.8% and 18.5% last year.

             Gross margins for the fourth quarter were 57.3%. That's ex-precious metals and it's up 130 basis points compared to 56% in the fourth quarter of 2003. Full year gross margins were 57.1% an increase of 60 basis points over 2003.

             The rate increase for the year was primarily the result of a favorable product and geographic mix along with ongoing operational improvements coming from lean manufacturing initiatives. These initiatives are expected to continue to generate an increasing level of improvements over the next few years.

             SG&A was $148.7 million or 36.7% of sales ex-precious metals this quarter versus 35.1% in the prior year fourth quarter. The higher expense level in the fourth quarter primarily resulted from non-capitalized costs relating to the anesthetic plant in Chicago, additional costs related to our Sarbanes-Oxley compliance, increased launch expenses for both Oraqix and BioPure MTAD, and litigation settlement reserves.

             Total year SG&A of $544.3 million in 2004 included an increase from foreign exchange translation of approximately 4% and only increased slightly as a percent of sales to 36.7% compared to 36.6% last
             year.   Expenses were tightly controlled during the
             year to help offset the above mentioned items. The higher costs of Sarbanes-Oxley compliance and costs associated with the ramp-up of our new anesthetic plant will continue into 2005.

             In the current quarter we have a restructuring charge of $4 million primarily related to the creation of our European Shared Services Center in Yverdon, Switzerland, and consolidation of some sales and customer service areas in Europe and Japan.

             Operational margins for the quarter were 17% compared to 17.2% in 2003's fourth quarter. Operating margins based on sales excluding precious metals were 19.6% compared to 19.9% last year in the same period.

             Full year operating margins based on sales ex-pm or 19.9% compared to 19.6% last year and excluding the restructurings operating margins ex-pm were 20.4% in 2004 and 19.9% in 2003.

             Net interest and other expenses in the quarter were $4.7 million which is up $3 million compared to last year's fourth quarter. Net interest expense improved by $1.9 million in the quarter and remember that a gain of $5.8 million from the sale of PracticeWorks occurred in the fourth quarter of 2003.

             Net interest and other expenses for the full year were $21 million compared to $16.8 million in '03. Net interest expense was lower by $4.6 million in 2004. Foreign exchange loss was about $1.5 million higher in 2004. And a gain associated with the sale of PracticeWorks of $7.4 million occurred in 2003.

             Looking at the tax rate the rate for the quarter was 7.5% compared to 32.6% in the fourth quarter of 2003. The full year tax rate in 2004 was 23.3% compared to 32.4% in 2003. The 2004 tax rate of 23.3% includes two main components. The first is the current year operational rate which was 30.4% in 2004 but a reasonable estimate for 2005's operational rate is probably still between 31% and 32%.


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             The other component of the rate primarily related to
             adjustments in the company's tax contingencies from settling audits of prior year domestic and foreign tax returns and adjustments associated with prior periods of $19.5 million. As you know the accounting treatment for tax contingency items results in the reporting of the change in the period of resolution, thus, these changes can skew the reported rate in any one period.

             Income from continuing operations in the fourth quarter of 2004 was $69 million or 83 cents per diluted share. That's a 38.3% increase over the fourth quarter of 2003.

             Total income from continuing operations in 2004 was $2.56 per diluted share and that's up 21.3% compared to $2.11 for 2003.

             Income from continuing operations in 2004 included a 24 cent per diluted share positive impact from resolutions of tax audits and adjustments associated with prior period tax matters and a 6 cent per diluted share negative impact from the restructurings.

             For your modeling purposes, here's a non-GAAP assessment of items we believe should be reflected in 2004's earnings from continuing operations to reflect a better baseline for comparison.

             One, the previously noted 24 cent favorable tax impacts. Two, the negative 6 cent impact from restructuring mentioned above. And also a favorable impact of about 3 cents per share from a lower tax rate. For example, of the 30.4% tax rate that was used in 2004 compared to a more expected rate moving forward of about 31% to 32%, which we believe is more sustainable. These adjustments in 2004 would have resulted in a $2.35 per diluted share from operations
             - that's a diluted share from operations.

             Now let's look at cash flow and few balance sheet items. The cash flow continued to be very strong throughout the year, with operating cash flows for 2004 of approximately $307 million compared to $258 million in 2003, an increase of 19%. Capital expenditures for the year were $56 million yielding free cash flow of about $251 million for the year. Depreciation and amortization were $49 million last year and inventory days were 92 at 2004 year end, which is one day lower than last year and on target with our objectives for the year.

             Our receivables stood at 47 days at the end of 2004 which is below our targeted objective of really the low 50s.

             The balance sheet continued to strengthen during the quarter and at year end we had $506.4 million in cash and short term investments compared to $164 million at the end of 2003.

             Long term debt was $781.5 million at the end of 2004 and that compared to $751.4 million at the end of 2003.

             Dentsply repurchased approximately 814,960 shares at an average price of $48.34 in 2004 and we have purchased an additional 25,450 shares at $55.19 so far in 2005.

             Based on the company's current authorization which is to maintain up to 3 million shares of Treasury stock, we still have approximately 2.2 million shares available for repurchase.

             Finally, as Gary noted, we are comfortable with the diluted earnings per share range for next year of $2.59 to $2.63. However, again, this guidance for 2005 does not include the effect of any potential future decision to repatriate foreign earnings for purposes consistent with the American Jobs Creation Act of 2004 or the effect of new accounting rules requiring the expensing of stock options.

             That concludes our prepared remarks and we'd be glad to take any questions you have at this time.
             (Latoya) you can open it up for questions.

Operator:    Thank you.  At this time I would like to remind
             everyone in order to ask a question please press star then the number 1 on your telephone key pad. We'll pause for just a moment to compile the Q&A roster.

             Your first question comes from (Derek Leckow) of Barrington Research.

(Derek Leckow): Thank you.  Good morning.  And congratulations on another great quarter and great year.

Gary Kunkle: Thank you (Derek).


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(Derek Leckow): Question on the R&D expense, where do you see that going next year as a percentage of sales? And with the large amount of cash you have available do you see opportunities to expand with external R&D in terms of some of the comments you made about your strategic priorities in your acquisition program?

Gary Kunkle: We increased our R&D about I think it was 10% to 11%
             over the current year. Of course as you know this year we increased it 20%. And the increase is both to fund existing projects that we have started and to continue investments outside of dentistry as we have this year with things like the Doxa, like the Satif that are non-dental products that have a dental application. I should say non-dental technologies that have a dental application.

             Does that answer your question (Derrick)?

(Derek Leckow): Well, I just wanted to know where you are going next year in terms of the increase. Do you see a 20% increase again next year in the budget?

Gary Kunkle: In 2006?

(Derek Leckow): In 2005.

Gary Kunkle: Oh no.  I'm sorry.  It went up I think 10% to 11%.  I can't remember exactly over 2004 (Derek).

(Derek Leckow): Yeah that's right.  Okay.

Gary Kunkle: We have routinely increased the R&D while our SG&A has not gone up in double digit we have routinely increased R&D every year in double digit. I mean, we think it's critical since our key platform for growth is innovation.

(Derek Leckow): Right.  As you complete the anesthetic plant and the expenses associated with that would you see some additional dollars flowing into R&D perhaps as you reduce the expenses there?

Gary Kunkle: Probably not this year.

(Derek Leckow): Not this year.  Okay.  And then taking a look at the positive feedback you've been receiving from Oraqix I think that's a very good sign. And I think
             - this is pretty early in the adoption period but I wonder how large you think that market is for that product.

Gary Kunkle: Well we said all along that we thought this could be a $40 or $50 million product. And the question is how quickly you're going to get there. And it is too early (Derrick) but our initial thought is you're going to see a surge. We need to get it in the hands of some key opinion leaders. And they're going to try it.

             And then we - this really is a kind of product that's driven by podium power. We need to get the opinion leaders to speak at key meetings. And then I think you'll see another surge.

             I think, you know, this year if we - I don't think I expect anything in the double digit or millions. But we're happy with the start. And I can probably offer you more about the potential after we've had more experience with it.

(Derek Leckow): Okay.  Then finally if I could just ask the
             question about your plans regarding your stock options. I mean if you were to expense them today do you have an estimate as to what the impact might be on EPS?

Gary Kunkle: It's about 14 cents isn't it?

Bill Jellison:  Yes, we said it's about 14 to 16 cents on an annualized basis (Derrick).

(Derek Leckow): Okay.  Thanks very much.  Appreciate it guys.

Gary Kunkle: Yes.

Operator:    Your next question comes from (Suey Wong) of Robert
             Baird.

(Suey Wong): Thank you.  Gary can you talk more about the European business? Could you split out how you did in Germany versus the rest of Europe?

Gary Kunkle: I don't think I have that (Suey).  We just have
             Europe in total.

(Suey Wong): Gary was Germany up year over year in the fourth quarter?

Gary Kunkle: I don't have it split up by country (Suey).  We've only split it out by region.

(Suey Wong): Okay.  But it sounds like the improvement in Europe a lot of that was driven by Germany if I'm understanding correctly.

Gary Kunkle: Well, I mean, Germany represents 50% to 55% of the entire Europe business for us so it has a huge influence on us.

(Suey Wong): Okay.  Let me jump over to Oraqix here.  I want to make sure I heard you right. In the fourth quarter did you say that Oraqix sales were around a million or less?

Gary Kunkle: No I said since its launch which was about
             mid-November to to date we have taken orders for approximately a million dollars. Most of those shipments however have taken place this year not in 2004.

(Suey Wong): Okay.  So there wasn't much in Q4 that contributed to the internal growth acceleration?

Gary Kunkle: No.

(Suey Wong): Okay.  Good.  Then just one last question actually for Bill. Bill you mentioned something about litigation settlement in the SG&A. Can you provide some detail there?

Bill Jellison:  Yes, as you know, we've got a number of different things that impact us from both legal costs as well as settlement issues that run, you know, throughout different years.

             We are not saying that from a trend perspective we'd expect, you know, next year to be really any different from that perspective. We're comfortable with kind of the rates that are out there on the SG&A levels and really for the overall expense levels that exist.

             And in fact as Gary mentioned earlier while we're expecting the R&D side to be increasing we would still expect overall operating expenses as a percent of sales to still come down next year.

(Suey Wong): Okay.  Thank you.

Operator:    If you would like to ask a question please press star
             1 on your telephone key pad. Your next question comes from (Frank Pinkerton) of Bank of America
             Securities.

(Frank Pinkerton):   Hi.  Thanks guys.  Want to make sure I heard
             you correctly -- estimated tax rate for 2005 was 31%?

Bill Jellison:  Yes 31% to 32%.  That's right.

(Frank Pinkerton):   And kind of second housekeeping question for
             '05, what are you expecting on the capital expenditure side on 2005?

Bill Jellison:  I think this year we ended up at $56 million.
             We'd expect somewhere in the $55 to $60 million range should be reasonable for next year.

(Frank Pinkerton):   And I guess final question I know one of the
             uses of cash has been the ongoing strategy to end-license products and other things. Can we expect any contributions in the 2005 time frame from any of those products or is that something where we're looking a little further out 2006 and beyond?

Gary Kunkle: Yeah those will be - we'll be very fortunate if they're even 2006. But they certainly will not be in 2005 (Frank).

(Frank Pinkerton):   Can you just I guess on that front give an
             update, you know, where you stand - maybe some of the products that you've done for example that have been in the pipeline longer like a Georgia Institute of Technology, how those are progressing and if we can think about milestones or significant points, filings, or other things coming up in the future?

Gary Kunkle: Yeah as you know those weren't necessarily products that were in the Georgia Tech portfolio as much as they were technologies. And we have started initially with two programs. We have now expanded it to three and we're evaluating a fourth.

             And they go to different stages. Certainly the first is proof of principle and then we will look at it and see if it's a marketable entity.

             But quite frankly (Frank), you know, these are very early stage developments and I don't think you should expect - you certainly won't expect anything this year. And if we got anything in 2006 from Georgia Tech it would be a little faster than I would've expected.

(Frank Pinkerton):   Thank you.

Operator:    Your next question comes from (Dax Vlassis) of Gates
             Capital Management.

(Dax Vlassis):  Yes I was wondering.  Did you have a reclass of your current liabilities?

Bill Jellison:  Can you be more specific on what you're looking at there?

(Dax Vlassis):  Well I have - I just don't understand - can you give me the components of current liabilities for the $406 million?

Bill Jellison:  The $406 that are right on the balance sheet there includes $71 million of bank and other. That'd be the short term of the bank end. You know, if you compare that against last year it was about $22 million.

             On the payables side it's $86 million and that's equivalent to last year. On the accrued liability side it's $185 million versus about $173 million last year. And estimated income tax is about $63 million with about $67 million last year.

             And then keep in mind that there were also some liabilities for discontinued ops set up in that section of about $20 million last year.

(Dax Vlassis):  Okay.  It was the bank and other portion of it.
             And then I was just wondering what is - did you give an internal growth rate for the full year excluding precious metals and foreign exchange and acquisition?

Gary Kunkle: Yes that was expected to be in the 5% to 6% range.

(Dax Vlassis):  And that's for the full year 2004?

Gary Kunkle: I think it's - wait I can give you that.

Bill Jellison:  Yeah for 2004 there was only the negative FX impact - or the positive FX impact that I mentioned earlier from the growth which was 4.7%. And that compares to the total sales increase for the year that we talked about as well too which was - we talked about the 8.1% in total with 8.6% ex-precious metals.

Gary Kunkle: For the year the internal growth was 4%.

(Dax Vlassis):  Four percent.  Okay.  So was there - if you're growing at the low end of the average growth rate and you're in some faster growth markets did you lose market share at all or...

Gary Kunkle: Well the big impact was the third quarter which the growth was considerably low and if you recall that was when the German reimbursement - the budgets had run out and dentists were postponing procedures.

             And Germany represents over half of our European business and Europe represents over 40% of our total market. So it had a huge impact.

             U.S. was somewhat impacted because of the reduction in business in the Southeast due to the hurricanes which represents about 18% of our U.S. market. But, you know, both of those events are past and they were one-time events and we don't anticipate that kind of thing in the future.

(Dax Vlassis):  Okay.  Thank you very much.

Operator:    Your next question comes from (Greg Halter) of Great
             Lakes Review.

(Greg Halter):  Good morning gentlemen.

Gary Kunkle: Hi (Greg).

Bill Jellison:  Hi (Greg).

(Greg Halter):  Regarding the derivatives you have hedging your debt -- swaps and so forth -- could you provide the current balance of those?

Bill Jellison:  No I actually don't have that in front of me
             (Greg) but we always try to take advantage of really where our assets are based. And I think that we'll continue to do that to help make sure that we can continue to minimize any of the interest rates that we're ultimately paying on our outstanding balances.

(Greg Halter):  Okay.  And it may be early enough.  Do you have a figure on your net pension expense for 2005 and what you may expect for - sorry for '04 and what you may expect for '05?

Bill Jellison:  No I do not have the pension expense.  You're talking about for the entire company?

(Greg Halter):  Right.

Bill Jellison:  I can circle back you and give you some - at least an expectation of kind of where this year was.

(Greg Halter):  Okay.  And listening on another call - I think it was (Sybron) talking about their internal growth of
             6.7 trimmed by things like brackets and that and so forth. Just wondered what your take is on that with your base growth of 4.3 versus what they're showing.

Gary Kunkle: Well I think there's two things that - actually there are three things that are different (Greg). First of all you have a different geographic mix and a different product mix.

             So - and the third thing is you have to go back and see the base from which the growth is built. If my recollection is correct that's off a base of 1.5% growth. That's an estimate on my part.

(Greg Halter):  Okay.  Thank you.

Operator:    You have a follow up question from (Dax Vlassis).

(Dax Vlassis):  Yeah I just meant to ask a last question.  I think the total debt was something like $853 million. Can you just give a breakdown of that please? Revolver and I guess you had some private placement notes from Prudential and some euro bonds?

Bill Jellison:  Yeah we've got a number of different items
             associated with that. Hang on. Let me see if I've at least got that handy.

             Yeah we've got - right now what's out there we've got about just under $500 million on the euro bond side. We've got some Prudential notes of just over $200 million. The revolver usage currently is about $122 and then some other minor notes of about $25.

(Dax Vlassis):  Okay.  Great.  Thanks a lot.

Operator:    Your next follow up question comes from (Derek
             Leckow).

(Derek Leckow): Thanks.  Just a follow up on your comment on the two exciting new orthodontic products that you mentioned that you said you don't want to make any specific comments, but wonder if you care to make any general remarks about those products - what categories we're talking about?

Gary Kunkle: Well I really can't.  There's absolutely no benefit in doing that.

(Derek Leckow): All right.  Well I thought I'd try.  Thanks.

Gary Kunkle: Okay.

Operator:    At this time there are no further questions.

Gary Kunkle: Well thank you all for joining the call.  We really do appreciate it. And we appreciate your interest in our company.

Operator:    This now concludes Dentsply's Fourth Quarter 2004
             Earning conference call.  You may now disconnect.


                                END